CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our reports each dated January 17, 1997 on the financial statements and financial highlights of Vontobel EuroPacific Fund, Vontobel U.S. Value Fund, Vontobel International Bond Fund, Vontobel Eastern European Equity Fund, and Sand Hill Portfolio Manager Fund, each a series of shares of Vontobel Funds, Inc. (formerly "The World Funds, Inc."). Such financial statements and financial highlights appear in the 1996 Annual Reports to Shareholders which are incorporated by reference in the Prospectus filed in Post-Effective Amendment Number 33 to the Registration Statement on Form N-1A of Vontobel Funds, Inc. We also consent to the references to our firm in such Registration Statement and Prospectus.



                                                     TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
March 7, 1997